Exhibit 99.1

RiceBran Technologies Regains Compliance with Nasdaq Bid Price Rule

TOMBALL, Texas, September 14, 2022 – RiceBran Technologies (NASDAQ: RIBT) (the “Company”), a global leader in the development and manufacture of nutritional and functional ingredients derived from rice and other small and ancient grains for human food, nutraceutical, pet care and equine feed applications, received formal notification from The Nasdaq Stock Market LLC ("Nasdaq") that the Company has regained compliance with Listing Rule 5550(a)(2), which requires the Company's common stock to maintain a minimum bid price of $1.00 per share. The Nasdaq staff made this determination of compliance after the closing bid price of the Company's common stock was at $1.00 per share or greater for the prior 10 consecutive business days.

Nasdaq had previously notified the Company of its non-compliance with Listing Rule 5550(a)(2) on September 15, 2021. In accordance with its Listing Rules, Nasdaq afforded the Company 180 calendar days to regain compliance. On March 15, 2022, the Company received a 180-day extension from the Nasdaq to meet continuing listing requirements by maintaining a minimum bid price per share of $1.00 for a minimum of 10 consecutive business days. The Company had until September 12, 2022, to meet Nasdaq's Minimum Bid Rule. Prior to the expiration of the compliance period, the Company successfully regained compliance with the listing standard.

About RiceBran Technologies

RiceBran Technologies is a specialty ingredient company focused on the development, production, and marketing of products derived from traditional and ancient small grains. Notably, we are global leader in the production and marketing of stabilized rice bran (SRB), and high value-added derivative products derived from SRB, as well as a processor of rice, rice co-products, and barley and oat products. We create and produce products utilizing proprietary processes to deliver improved nutrition, ease of use, and extended shelf-life, while addressing consumer demand for all natural, non-GMO and organic products. The target markets for our products include food and animal nutrition manufacturers and retailers, as well as specialty food, functional food and nutritional supplement manufacturers and retailers, both domestically and internationally. More information can be found in the Company’s filings with the SEC and by visiting our website at http://www.ricebrantech.com.

Investor Contact

Rob Fink / Matt Chesler, CFA

FNK IR

ribt@fnkir.com

646.809.4048 / 646.809.2183